Exhibit (a)(1)(iv)
PROMISSORY NOTE
for the Offer to Purchase for Cash up to 25% of the
Issued and Outstanding Shares of Beneficial Interest of
[Name of Fund]_______________________
ACP Funds Trust

Pursuant to the Repurchase Offer, dated October 1, 2007, of up to 25% of its Shares of beneficial interest (“Shares”) in the net assets of ________________ (the “Fund”) issued and outstanding as of November 1, 2007 (the “Expiration Date”), at a price equal to the net asset value of the Shares as of the close of regular trading session of The New York Stock Exchange on the Net Asset Value Determination Date upon the terms and conditions set for in the Repurchase Offer, the Fund hereby promises to pay in cash, in the manner set forth below, to the person identified below as the payee (the “Payee”) an amount equal to the net asset value of the Shares tendered, determined as of the Net Asset Value Determination Date in accordance with the valuation policy of the Fund, as described in the Fund’s Confidential Private Placement Memorandum, the Statement of Additional Information, and the Declaration of Trust.

This note entitles the Payee to receive an initial payment, valued in accordance with the Confidential Private Placement Memorandum, the Statement of Additional Information and the Declaration of Trust, in an amount equal to at least 95% of the estimated value of the repurchased Shares, determined as of the Net Asset Value Determination Date.  The Investment Manager, in its sole discretion, may determine to waive the 5% holdback and authorize an Initial Payment of 100% of the estimated value of the repurchased Interest. A Shareholder that tenders a partial Interest, which is 90% or more of the Shareholder’s Shares, and such tender is accepted by the Fund, will be deemed to have liquidated his or her investment, and therefore, will receive an Initial Payment for the tendered Shares determined as of the Net Asset Value Determination Date.  The Initial Payment will be made as of the later of (a) within 30 days after the Net Asset Value Determination Date, or (b) if the Fund has requested withdrawals of its capital from ACP Strategic Opportunities Fund II, LLC (the “Master Fund”) in order to fund the repurchase of Shares, within 10 business days after the Fund has received at least 95% of the aggregate amount withdrawn by the Fund from the Master Fund.

The second and final payment (the “Contingent Payment”) is expected to be in an amount equal to the excess, if any, of (a) the value of the repurchased Shares, determined as of the Net Asset Value Determination Date and based upon the results of the annual audit of the Fund’s financial statements for the year in which the Net Asset Value Determination Date falls, over (b) the Initial Payment.  It is anticipated that the annual audit of the Fund’s financial statements will be completed within 60 days after the end of the fiscal year of the Fund and that the Contingent Payment will be made promptly after the completion of the audit.  This amount will be paid to the Payee via ACH or Check, as per the instructions on the Payee’s Letter of Transmittal or as per the settlement instructions of the Payee’s Financial Intermediary. Shareholders who’s Shares will be liquidated because they tendered 90% or more of their Shares will receive a Contingent Payment.

Both the Initial Payment and Contingent Payment hereunder shall be paid in cash, provided, however, that if the Fund’s Board of Trustees determines that payment of all or a portion of the purchase proceeds by a distribution of portfolio securities is necessary to avoid or mitigate any adverse effect of the Repurchase Offer on the remaining Shareholders of the Fund, or such other reasons as provided for in the Fund’s Confidential Private Placement Memorandum, the Statement of Additional Information, and the Declaration of Trust, then such payment shall be made by distributing such portfolio securities, all as more fully described in the Repurchase Offer.

Both the Initial Payment and Balance Due of this note shall be made by check or ACH to the Payee, as per the Payee’s instruction on the Letter of Transmittal.

This note may not be pledged, assigned or otherwise transferred by the Payee.  This note shall be construed according to and governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

Any capitalized term used herein but not defined herein shall have the meaning ascribed to it in the Repurchase Offer.

Payee:	ACP Funds Trust

By: